EXHIBIT 99.1

CONTACTS:

SinoHub, Inc.:
Falicia Cheng
+86-755-2661-1080
falicia@sinohub.com

In the U.S.:
PondelWilkinson Inc.
Laurie Berman/Angie Yang
310-279-5980
investor@pondel.com

SINOHUB REPORTS ROBUST REVENUE AND INCOME GROWTH
FOR 2009 SECOND QUARTER

– Net Income Increases Nearly Six-Fold on 137% Rise in Revenues –

SANTA CLARA and SHENZHEN, CHINA, August 14, 2009 – SinoHub, Inc. (NYSE Amex: SIHI) today reported strong performance for the three months ended June 30, 2009, including a nearly six-fold increase in net income and revenue growth of more than 137%, compared with the 2008 second quarter.

Net income for the 2009 second quarter grew substantially to $3.2 million, or $0.13 per fully diluted share based on 25.2 million weighted average shares outstanding, from $540,000, or $0.03 per fully diluted share based on 19.6 million weighted average shares outstanding, in the year-ago quarter.  The 5.5 million increase in fully diluted weighted average shares outstanding was principally the result of a private placement of SinoHub common stock completed in September 2008.

Total revenues for the 2009 second quarter rose significantly to $31.4 million from $13.2 million for the 2008 second quarter.  Revenues from electronic component sales, including procurement-fulfillment and spot component sales, increased more than 130% to $29.1 million for the 2009 second quarter from $12.6 million for the same period last year.  Revenues from the company's supply chain management services business increased to $2.3 million for the second quarter of 2009, from $569,000 last year.

Selling, general and administrative expenses for the 2009 second quarter totaled $1.3 million, or approximately 4.1% of total revenues, versus $580,000, or approximately 4.4% of total revenues, in the prior-year period.  Higher expense levels resulted primarily from continued investments in support of the company's anticipated growth and expansion.

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“We are very excited that our hard work helped generate such good results in the second quarter, as our business continued to demonstrate considerable resiliency and benefited from increasing recognition in the Chinese marketplace,” said Harry Cochran, chief executive officer of SinoHub.  “Electronics industry participants are beginning to realize that SinoHub’s one-stop-shop solution for improving and optimizing supply chains offers compelling features to permit them to be more competitive in the marketplace.

“Our ability to increase supply chain transparency through the company’s proprietary online software system, SinoHub SCM™, allows customers to increase efficiency and productivity while reducing costs.  Our ability to provide one of the industry's most comprehensive and reliable electronic component supply chain management platforms, should allow SinoHub to capture additional opportunities in the large and fast growing Chinese electronics market,” Cochran said.

“We have made significant headway in the second tier mobile phone sector of the Chinese electronics industry as suppliers and manufacturers are looking to SinoHub to expand the flexibility of their supply chains.  At the same time, we are using our knowledge and successes in this market, to diversify into other high-opportunity verticals, such as network equipment, where we believe SinoHub can make a positive impact,” said Lei Xia, president of SinoHub.  “We are extremely proud of the progress SinoHub has made thus far and believe positive market dynamics, coupled with the competitive advantages we offer, will provide SinoHub with a strong growth platform for years to come.”

Six-Month Results
Net income for the first half of 2009 increased more than three-fold to $5.2 million, or $0.21 per fully diluted share, from $1.6 million, or $0.08 per fully diluted share, for the first six months of last year.

Total revenues for the six months ended June 30, 2009 rose almost 100% to $49.5 million from $24.8 million for the corresponding period of 2008.  Electronic component revenues, including procurement-fulfillment and spot component sales, nearly doubled to $45.4 million for the first half of 2009 from $23.7 million for the same period last year.  Revenues from the company's supply chain management services business increased to $4.0 million for the 2009 six-month period from $1.1 million for the same period a year ago.

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Selling, general and administrative expenses for the first half of 2009 amounted to $2.2 million, or approximately 4.5% of total revenues, compared with $1.1 million, or approximately 4.3% of total revenues for the first half of 2008.

At June 30, 2009, SinoHub had $5.0 million in non-restricted cash and cash equivalents and $2.7 million in restricted cash, compared with $5.9 in non-restricted cash and cash equivalents and $374,000 in restricted cash at December 31, 2008.  Working capital totaled $26.8 million at the end of the 2009 second quarter, compared with $22.8 million at the end of 2008.  Stockholders' equity increased to $28.8 million at June 30, 2009 from $23.5 million at December 31, 2008.

About SinoHub
SinoHub, Inc., founded in 2000 by veteran entrepreneur Harry Cochran and electronic component industry veteran Lei Xia to facilitate the electronics revolution in China, provides world-class supply chain management services with transparent information access for participants in the electronic components supply chain in China.  SinoHub conducts substantially all of its operations through its wholly-owned subsidiary SinoHub Electronics Shenzhen Limited in the People's Republic of China.  For more information, visit the company's Web site at www.sinohub.com.

Cautionary Statement Regarding Forward-looking Information
Some of the statements contained in this press release that are not historical facts constitute forward-looking statements under the federal securities laws.  You can identify forward-looking statements by the use of the words "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "proposed," or "continue" or the negative of those terms.  These statements involve risks known to us, significant uncertainties, and other factors, many of which we cannot predict with accuracy and some of which we might not even anticipate, which may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements.

Among the factors about which we have made assumptions are:

•	SinoHub’s positioning to capture additional opportunities in the large and fast growing Chinese electronics market;
•	Positive market dynamics and the company’s competitive advantages will provide SinoHub with a strong growth platform for years to come.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.  For further information on factors which could impact us and the statements contained herein, see the "Risk Factors" included in Item 1A of our Annual Report on Form 10-K.  We assume no obligation to update and supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

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(Financial Tables Follow)
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SINOHUB, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(UNAUDITED)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
NET SALES
Supply chain management services	$2,255,000	$569,000	$4,033,000	$1,091,000
Electronic components	29,105,000	12,640,000	45,419,000	23,736,000
Total net sales	31,360,000	13,209,000	49,452,000	24,827,000
COST OF SALES
Supply chain management services	128,000	134,000	210,000	282,000
Electronic components	25,531,000	11,075,000	39,706,000	20,707,000
Total cost of sales	25,659,000	11,209,000	39,916,000	20,989,000
GROSS PROFIT	5,701,000	2,000,000	9,536,000	3,838,000
OPERATING EXPENSES
Selling, general and administrative	1,289,000	580,000	2,212,000	1,077,000
Professional services	132,000	493,000	361,000	493,000
Depreciation	133,000	100,000	237,000	198,000
Stock compensation expense	14,000	6,000	26,000	6,000
Total operating expenses	1,568,000	1,179,000	2,836,000	1,774,000
INCOME FROM OPERATIONS	4,133,000	821,000	6,700,000	2,064,000

OTHER INCOME (EXPENSE)
Interest expense	(38,000)	(51,000)	(63,000)	(128,000)
Interest income	4,000	13,000	11,000	18,000
Other, net	2,000	9,000	5,000	16,000
Total other income (expense)	(32,000)	(29,000)	(47,000)	(94,000)
INCOME BEFORE INCOME TAXES	4,101,000	792,000	6,653,000	1,970,000
Income tax expense	920,000	252,000	1,482,000	342,000

NET INCOME	3,181,000	540,000	5,171,000	1,628,000

OTHER COMPREHENSIVE INCOME
Foreign currency translation gain	2,000	179,000	33,000	465,000

COMPREHENSIVE INCOME	$3,183,000	$719,000	$5,204,000	$2,093,000
SHARE AND PER SHARE DATA
Net income per share-basic	$0.13	$0.03	$0.21	$0.09
Weighted average number of shares-basic	24,581,000	19,191,000	24,581,000	18,741,000
Net income per share-diluted	$0.13	$0.03	$0.21	$0.08
Weighted average number of shares-diluted	25,187,000	19,641,000	25,186,000	19,191,000

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SINOHUB, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS	June 30, 2009	December 31, 2008
	(Unaudited)	(Audited)
CURRENT ASSETS
Cash and cash equivalents	$4,989,000	$5,860,000
Restricted cash	2,674,000	374,000
Accounts receivable, net of allowance	30,506,000	22,282,000
Inventories, net	4,321,000	435,000
Prepaid expenses and other	294,000	370,000
Total current assets	42,784,000	29,321,000

PROPERTY AND EQUIPMENT, NET	1,991,000	703,000

TOTAL ASSETS	$44,775,000	$30,024,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$5,523,000	$764,000
Accrued expenses and other	1,225,000	234,000
Bank borrowings	6,964,000	2,123,000
Income and other taxes payable	2,308,000	3,391,000
Total current liabilities	16,020,000	6,512,000

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 5,000,000 shares authorized;
no shares issued	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized;
24,580,798 shares and 24,501,989 shares issued and outstanding
as of June 30, 2009 and December 31, 2008, respectively	25,000	25,000
Additional paid-in capital	11,568,000	11,529,000
Retained earnings
Unappropriated	15,595,000	10,424,000
Appropriated	724,000	724,000
Accumulated other comprehensive income	843,000	810,000
Total stockholders’ equity	28,755,000	23,512,000
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$44,775,000	$30,024,000